UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MATTHEWS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On February 7, 2025, Matthews International Corporation (the “Company”) issued the following press release, which contains information relating to the Company’s 2025 Annual Meeting of Shareholders.

NOT FOR IMMEDIATE RELEASE

Matthews International Issues Statement Following ISS Report

PITTSBURGH, Feb. 07, 2025 – Matthews International Corporation (Nasdaq GSM: MATW) (“Matthews” or the “Company”) issued the following statement regarding a February 6, 2025 report by Institutional Shareholder Services (“ISS”):

We strongly disagree with ISS’ recommendation, which adopts Barington’s positions while giving no substantive analysis to Barington’s own plans and nominees. In doing so, ISS does not give appropriate consideration to the concerning absence of relevant skills and new ideas among Barington’s nominees and the actions Matthews is taking to unlock the value of its businesses.

Notably, Barington’s “four-step plan” contains no ideas that would help shareholders, except those (like a strategic transaction of SGK) that have already been initiated by the Company. ISS’ report does not address whether Barington’s plans for the Company would be better for shareholders than the Board’s current strategy.

Additionally, we do not agree with the position that the “most important attribute” that Barington’s nominees have is their “independence.” In fact, they would bring to the Board a total lack of understanding about our business, no relevant skills, and track records of poor oversight. As a consultant to the Company, James Mitarotonda added no value, showed up to most meetings unprepared and made suggestions that either did not make sense or were already being executed. Barington’s other two nominees also showed no understanding of our Company in interviews with directors. Furthermore, Mr. Mitarotonda and his nominees have no experience relevant to the businesses in which we operate, and each have been criticized for questionable M&A oversight that was alleged to have destroyed shareholder value.

In contrast, under the current Board of Directors, the Company has taken significant actions to benefit all shareholders:

•

The Board has developed our Memorialization segment into a market-leading, cash-generating business—leading to significant capital return to shareholders and significant re-investment into our high-growth Industrial Technologies segment, such as our Dry Battery Electrode (DBE) technology. Following our recent victory against Tesla in arbitration, we intend to immediately resume marketing, selling and delivering our DBE solutions to other customers in the growing electric vehicle market, where battery and automobile equipment manufacturers from around the world seek to adopt our innovative solutions. We expect that this victory will eliminate an overhang on the stock that we believed was caused by this dispute.

•

The Board announced a strategic disposition of the SGK business following a process begun in 2019, well before Barington was even a shareholder. The SGK transaction provides for substantial upfront consideration of $350 million at closing, while still benefiting from synergy-driven value creation in the future. The favorable terms of the SGK transaction reflect the various strategic investments in technology and cost-savings initiatives executed by the leadership team over recent years.

•

The Board disclosed a comprehensive evaluation of strategic alternatives for all of the Company’s businesses, engaging J.P. Morgan’s expertise to facilitate this process. Matthews expects to announce several initiatives over the course of the 2025 fiscal year that we believe will help drive shareholder value.

•

Since 2020, we have welcomed three new independent directors and nominated a fourth new independent director for election at the 2025 annual meeting. The Board plans to continue to refresh in the coming year. As part of this commitment, Mr. Babe will not stand for re-election at the 2026 annual meeting, which is further evidence of Board change and refreshment. Matthews’ nominees bring the right set of skills and expertise to help the board drive long-term shareholder value.

On January 31, 2025, GAMCO Asset Management, one of Matthews’ top 5 shareholders with an approximate 4.38% stake, announced that it will support Matthews’ director nominees. In its press release, GAMCO stated: “After a thorough review, GAMCO believes that Matthews’ proposed slate of nominees is best positioned, at this time, to focus and execute on the Company’s efforts to surface underlying value for all shareholders.”

We have been in ongoing discussions with shareholders and value the feedback we have received. We look forward to continuing these conversations and are committed to doing what is in the best interest of all Matthews shareholders.

Your vote is important, and we ask that you vote “FOR” all three Matthews’ nominees on the WHITE proxy card and “WITHHOLD” on Barington’s Director Nominees.

J.P. Morgan Securities LLC is serving as financial advisor to Matthews. Sidley Austin LLP is serving as legal counsel to Matthews.

About Matthews International

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and sales of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has over 11,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

YOUR VOTE IS IMPORTANT!

Your vote is important, and we ask that you please vote “FOR” the election of our three nominees: Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman using the WHITE proxy card and “WITHHOLD” on Barington’s nominees.

Simply follow the easy instructions on the enclosed WHITE proxy card to vote by internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the WHITE “VOTE NOW” button in the accompanying email. The Board of Directors urges you to disregard any such materials and does not endorse any of Barington’s nominees.

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor at:

(888) 755-7097 or email MATWinfo@Georgeson.com

Additional Information

In connection with the Company’s 2025 Annual Meeting, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and commenced mailing to the shareholders of record entitled to vote at the 2025 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from the Company at its website: http://www.matw.com/investors/sec-filings. You may also obtain copies of the Company’s definitive proxy statement and other documents, free of charge, by contacting the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Participants in the Solicitation

The participants in the solicitation of proxies in connection with the 2025 Annual Meeting are the Company, Alvaro Garcia-Tunon, Gregory S. Babe, Joseph C. Bartolacci, Katherine E. Dietze, Terry L. Dunlap, Lillian D. Etzkorn, Morgan K. O’Brien, J. Michael Nauman, Aleta W. Richards, David A. Schawk, Jerry R. Whitaker, Francis S. Wlodarczyk, Steven F. Nicola and Brian D. Walters.

Certain information about the compensation of the Company’s named executive officers and non-employee directors and the participants’ holdings of the Company’s Common Stock is set forth in the sections entitled “Compensation of Directors” (on page 36 and available here), “Stock Ownership of Certain Beneficial Owners and Management” (on page 64 and available here), “Executive Compensation and Retirement Benefits” (on page 66 and available here), and “Appendix A” (on page A-1 and available here), respectively, in the Company’s definitive proxy statement, dated January 7, 2025, for its 2025 Annual Meeting as filed with the SEC on Schedule 14A, available here. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2025 Annual Meeting and other relevant materials will be filed with the SEC when they become available. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include our ability to satisfy the conditions precedent to the consummation of the proposed joint venture transaction on the expected timeline or at all, our ability achieve the anticipated benefits of the proposed joint venture transaction, uncertainties regarding future actions that may be taken by Barington in furtherance of its intention to nominate director candidates for election at the Company’s 2025 Annual Meeting, potential operational disruption caused by Barington’s actions that may make it more difficult to maintain relationships with customers, employees or partners, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions and divestitures, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the outcome of the Company’s dispute with Tesla, Inc. (“Tesla”), the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

Contacts

Matthews International Co.

Steven F. Nicola

Chief Financial Officer and Secretary

(412) 442-8262

Sodali & Co.

Michael Verrechia/Bill Dooley

(800) 662-5200

MATW@investor.sodali.com

Georgeson LLC

Bill Fiske / David Farkas

MATWinfo@Georgeson.com

Collected Strategies

Dan Moore / Scott Bisang / Clayton Erwin

MATW-CS@collectedstrategies.com